Exhibit 99.1

MAGNUS INTERNATIONAL RESOURCES INC. COMMENCES DRILLING AT EASTERN
PORTION OF HUIDONG PROJECT

Las Vegas, Nevada – June 27, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) announces that drilling has commenced at its Huidong property. The Huidong project first phase drilling program commenced on Monday 26 June, 2006 in the Laoshuijing (Huidong East) area of the property.  A drilling ceremony, attended by members of the local community and government, launched at drilling location LS-J1.  A second drill rig at location LS-J3 commenced at another nearby location shortly afterwards.

A comprehensive report including geophysics and exploration model diagrams can be accessed by clicking on the “Latest Exploration Update” button in the “Huidong Gold Project” section of the www.magnusresources.com homepage.

The drilling target selection of an initial 20 to 25 drill holes has been based on an extensive exploration program at the Huidong project over the past 20 months, including:

  the collection and analysis of over 13,000 soil samples covering the entire 82 square km concession leading to the identification of 3 separate zones of high gold-in-soil for further investigation;
  extensive trenching, geologic mapping, road construction running through the anomalous gold zones, and simultaneous rock chip sampling at surface and from tunnels to gain a better understanding of possible gold shear zone locations; and
  geophysics surveys including IP/Resistivity, magnetics and Time Domain EM (TDEM) surveys, designed to detect fault zones as well as electrically conductive or chargeable rocks that are known to be associated with gold mineralization in the district.

Results from the IP/Resistivity surveys have indicated a strong IP chargeability anomaly in the Huidong East target area which is typical of carbon-bearing (graphitic) sediments.

Carbon-bearing zones at depth are characteristic of the gold-rich shear zones at Southwestern’s Boka gold system, located to the south of Huidong. There also are documented gold-enriched soils above the Boka gold system coincident with the carbon-bearing graphitic zones at depth.

The coincidence at Huidong of carbon-rich zones indicated by the IP geophysics results and the gold found in rock and soil samples at surface in the same area has provided drilling targets that merit investigation during the current drilling program.

Detailed reports on previous results are available at www.magnusresources.com.

Drilling is expected to commence shortly at Dingjiaping in the northwestern portion of the Huidong property.

Laoshuijing (Huidong East) First Phase Drilling Program Target Selection

The criteria for target selection at Laoshuijing Project Area in the Huidong Concession uses known geology and geochemical soil analyses but is refined using geophysical indicators from an IP/Resistivity survey. The data from the Magnetic and TEM studies are inclusive but the

IP/Resistivity interpretation using a Boka model concept allows an initial drill grogram to be designed to enhance success in intercepting that type of mineralization.

Geologic settings have been identified at Laoshuijing that are found at the Boka Deposits (these are shown in Exhibit 1 of the full report available on the website).  These model types are mineralized and have a specific geophysical response related to the chargeability and resistivity of the host rocks.

This target area was first observed from the comprehensive soil geochemical analyses in 2005.  The gold anomaly was broad and showed a distinctive character.  An infill sampling program was executed in the fall 2005 and the anomaly became more discrete.

A mapping program was conducted during late 2005-early 2006 over the area of interest and a definite structural regime was observed. Geological mapping from Jilin University indicates a major structural regime of East-West fault zones that are sub parallel to each other.  A northwest structure cross-cuts these parallel faults and offsets them.

Next, geophysical surveys using reconnaissance lines to intersect the structures of the mapping were conducted (See Figure 1 of the full report).  Magnetics, TEM, and IP/Resistivity surveys were performed.   Although TEM survey was not conclusive, the magnetic survey showed a definite northwesterly magnetic trend.  The IP/Resistivity survey indicated discrete anomalies that were identified as possible targets (See Exhibit 2 of the full report).

The host rocks at Laoshuijing are preSinian (750 ma) in age and are rocks similar to the Boka area.  The bedrock is overlain by a thick mantle of clayey soils (exposure is limited).  The rocks are sericite phyllite over, quartz phyllite over, a basal impure limestone (some sandy to silty members).  They are folded but generally dip the southwest.  Although the phyllite indicates greenschist metamorphism, no marble is found in the limey units.  Within the phyllites are carbonaceous sediments.  The remobilization of that carbon as graphite (hydrothermally altered) is found in many of the structures.

The East-West trending structures are believed to be high angle normal faults steeply dipping to the south.  Both strike-slip and dip-slip movement is observed on all these structures.  The northwest cross-cutting structure appears to be a strike-slip fault with left-lateral movement on it.  Breccias, quartz veins, and mafic diabase (dolerite) dykes (with a few minor felsic dykes) are found all along these faults with alteration halos.  The shear zones that are adjacent to the dykes show some sulphide mineralization but are primarily oxidized.  Graphite and sericitic alteration is found in the halos of these structures also.  It is believed that the anomalous gold values that are found in the soil emanate from these structures.

In this initial program nine (9) targets have been selected to be investigated from a group of twelve (12) that are defined as targets from the model concepts.  They will be drilled from seven (7) drill sites.  Seven (7) are from the geophysical targeting but two (2) are chosen from structural knowledge of the mapping program and the soil geochemical anomalous values.

Geologic drill cross-sections are included in the full report with the geophysical section as an inferred match showing the possible targets to drill.  A plan map with geophysical targets and proposed drill sites are also included. The ease of access for portable drilling machines and the short duration of the permit application process are also factors in the selection of the targets.

The targets selected include LSJ-1 (secondary), LSJ-5 (primary), LSJ-6, -7, -10 (secondary), and LSJ-8, -9 (tertiary).

The criteria for selection are as follows:

  LSJ-5                      A major fault with Type I characteristics along F-1 fault (See
                                  Exhibit 1 and LSJ-5).
  LSJ-6                      A major fault Type I characteristics but at some depth along a northwest fault (See Exhibit 1 and LSJU-6).

  LSJ-7                      A major fault with Type I characteristics and at an oblique orientation, adjacent to F-3 fault (See Exhibit 1 and LSJ-7).
  LSJ-10                    Two rock types in contact with each other by a major fault with
                                  Type I & III characteristics, along a northwest fault (See Exhibit 1 and LSJ-10).
  LSJ-8                      A broad zone of rock that is highly chargeable with low resistivity, fault with
                                  Type 1 characteristics, adjacent to F-3 (See Exhibit 1and LSJ-8&9).
  LSJ-9                      Two rock types in contact with each other with a major fault, with
                                  Type III characteristics; along F-3 fault (See Exhibit 1 and LSJ-8&9).
  LSJ-13                    Strong soil geochemistry, adjacent to a major intersection of the east-west and the northwest structures.
  LSJ-14                    Strong soil geochemistry, adjacent to major east-west structure (F-3).

LSJ-1 and LSJ-5 will be drilled from one site, and LSJ-8 and LSJ-9 will be drilled from one site.

The portable drill rigs to be used are two (2) XY-4 machines manufactured and especially modified for the drilling contractor (209 Construction and Engineering Company).  The machines are modified to drill HQ3 core up to -50 degrees, to a depth of 250m. The first phase of drilling is estimated to drill 1645 m of diamond core drilling from eight (8) drill holes at Laoshuijing.

Geophysics Conceptual Exploration Models (see Exhibit 1 of the full report)

Conceptual models have been interpreted from the geophysical responses at LaoShuiJing (LSJ) in the eastern portion of the Huidong project.

The model which most closely represents the described mineralization at the Boka deposit is caused by a fault zone through carbonaceous sediments (see Type 1 in the full report). Fluids are channeled up through the fault zone and react with carbonaceous sediments to deposit mineralization. The strong localized IP chargeability in the fault zone may be the combined response from clay alteration, sheared graphite and sulphide (+Au) mineralization.

The proposed drill targets were selected to test different types of conceptual models. Results of drilling should be used to refine the models to provide the best guide to locating mineralization in this area. It is important to note that these models may not explain all gold occurrences or be applicable to other areas in the Huidong project.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.